Exhibit 8.2

12531 High Bluff Drive San Diego, California 92130-2040 Telephone: 858.720.5100 Facsimile: 858.720.5125 www.mofo.com morrison foerster llp

new york, san francisco,
los angeles, palo alto,
sacramento, san diego,
denver, northern virginia,
washington, d.c.

tokyo, london, berlin, brussels,
beijing, shanghai, hong kong,
singapore

February 8, 2019

MedEquities Realty Trust, Inc.

3100 West End Avenue, Suite 1000

Nashville, TN 37203

Ladies and Gentlemen:

This opinion is delivered to you in connection with the prospectus included as part of the registration statement (the “Registration Statement”) on Form S-4 filed with the Securities and Exchange Commission on February 8, 2019  in respect of the proposed merger (the “Merger”) of MedEquities Realty Trust, Inc., a Maryland corporation (the “Company”), with and into Omega Healthcare Investors, Inc., a Maryland corporation (“Parent”), pursuant to the Merger Agreement (the “Merger Agreement”), dated as of January 2, 2019, by and among the Company, MedEquities OP GP, LLC, a Delaware limited liability company, MedEquities Realty Operating Partnership, LP, a Delaware limited partnership, Parent, and OHI Healthcare Properties Limited Partnership, a Delaware limited partnership.  This opinion relates to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Unless otherwise indicated, any capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

In connection with the preparation and delivery of our opinion, we have examined and with your consent relied upon (without undertaking any independent investigation thereof) the following documents: (i) the Merger Agreement; (ii) the Registration Statement; (iii) a certificate executed by duly appointed officers of the Company (the “Company Officer’s Certificate”) setting forth certain factual representations, dated February 8, 2019; and (iv) a certificate executed by duly appointed officers of Parent (the “Parent Officer’s Certificate”, and together with the Company Officer’s Certificate, the “Officer’s Certificates”) setting forth certain factual representations, dated February 8, 2019. In addition, we have examined such other documents as we have considered relevant to our analysis, including the opinion of counsel to be received by Parent from Bryan Cave Leighton Paisner LLP pursuant to Section 7.2(d) of the Merger Agreement (the “Bryan Cave Opinion”). In our examination of such documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that all parties to such documents have acted, and will act, in accordance with the terms of such documents.

In addition, for purposes of our opinion and with your consent (without undertaking any independent investigation thereof) we have assumed that: (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with applicable state law and the terms of the Merger Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties), without waiver or modification of the material terms and conditions thereof; (ii) the statements concerning the Merger and the parties thereto as set forth in the Merger Agreement are true, complete and correct, and the Registration Statement are true, complete and correct; (iii) the statements and representations contained in the Officers’ Certificates are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger; (iv) all statements and representations qualified by knowledge, belief or materiality or comparable qualification are and will be true, complete and correct as if made without such qualification; (v) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, and all relevant documents have been or will be duly executed in the form presented to us and that all natural persons are of legal capacity; (vi) the Company, Parent and their respective subsidiaries and affiliates will treat the Merger for U.S. federal income tax purposes in a manner consistent with this opinion and all applicable tax reporting requirements have been or will be satisfied; and (vii) the Bryan Cave Opinion has been concurrently delivered and not withdrawn.

Our opinion expressed herein is based upon the provisions of the Code, applicable Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to potential change, either prospectively or retroactively. Furthermore, our opinion represents only our best judgment of how a court would conclude if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

Our opinion relates solely to the tax treatment of the Merger under the federal income tax laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax treatment of the Merger under the laws of any other jurisdiction. This opinion addresses only the specific tax issues set forth below, and does not address any other tax issues that may relate to the Merger or any other transaction (including any other transaction undertaken in connection with the Merger). If any change occurs in relation to the facts and circumstances surrounding the Merger or with respect to applicable law or the application or interpretation thereof, or if any one of the statements, representations, warranties, or assumptions upon which we have relied later proves inaccurate, our opinion may be adversely affected and it may not be relied upon.

We undertake no obligation to update our opinion, or to ascertain after the date hereof whether anything may have occurred that may affect our opinion, and we assume no continuing responsibility to inform the Company or any other party of any information that may later come to our attention and that may affect our opinion.

Based upon and subject to the foregoing, we are of the opinion that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

This opinion is being delivered to you for use in connection with the Registration Statement and may not be relied upon for any other purpose. We hereby consent to the filing of this opinion as an exhibit to such Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP